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                                                                    EXHIBIT 99.1



                           EOTT ENERGY PARTNERS, L.P.

                      P.O. BOX 4666, HOUSTON, TX 77210-4666

                                                FOR FURTHER INFORMATION CONTACT:
                                                               Mary Ellen Coombe
                                                                    713-993-5152


HOUSTON, FEB 19, 2003 -- EOTT Energy Partners, L.P. (OTC Pink Sheets: EOTPQ) announced that the company's amended Plan of Reorganization was approved by the U.S. Bankruptcy Court for the Southern District of Texas in Corpus Christi.

EOTT's Plan of Reorganization is expected to become effective on March 1, 2003, with orders signed today by the Honorable Richard Schmidt. The Plan was approved by a substantial majority of the creditors in each of the voting classes. The Plan of Reorganization also provides for a final separation from Enron Corp. on the effective date of the Plan. However, EOTT's Plan of Reorganization is subject to appeal for ten days following the entry date of the Court's orders.

Commenting on the confirmation of the Plan, EOTT President Dana R. Gibbs said, "The successful conclusion to our reorganization has been made possible thanks to the support of our customers, vendors, and employees. From the beginning of this reorganization process, our goal has been to emerge swiftly, separate completely from Enron, then restore our customers' confidence in EOTT, and work toward achieving the level of business activities that existed in the past. Looking ahead, we believe that with today's confirmation of our plan, EOTT will have a solid framework for competing in the future, with solid customer relationships, and a stronger financial position."

EOTT filed for protection under Chapter 11 of the U.S. Bankruptcy Code on October 8, 2002 in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division, in order to significantly reduce its debt, restructure its finances, and formalize a complete legal separation from Enron.

ABOUT EOTT

For current information on the plan of reorganization, please see updates at www.eott.com.

EOTT Energy Partners, L.P. is a major independent marketer and transporter of crude oil in North America. EOTT also processes, stores, and transports MTBE, natural gas and other natural gas liquids products. EOTT transports most of the lease crude oil it purchases via pipeline that includes 8,000 miles of intrastate and interstate pipeline and gathering systems and a fleet of more than 230 owned or leased trucks. The partnership's common units are traded under the ticker symbol "EOTPQ.PK".

SAFE HARBOR STATEMENT

This press release includes "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although EOTT Energy Partners, L.P. believes that its expectations are based on reasonable assumptions, it can give no assurance that such expectations will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, possible appeal of the Plan of Reorganization during the ten days following confirmation and the effect thereof, EOTT's ability to successfully operate under the Plan of Reorganization once implemented, EOTT's ability to maintain its critical commercial relationships, demand for various



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grades of crude oil and the resulting changes in pricing conditions, the success of the partnership's risk management activities, the partnership's success in its continuing efforts to reduce costs, and general conditions in the oil and gas and financial markets during the periods covered by the forward-looking statements.


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